EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter Results

SAN ANTONIO, April 17, 2008 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the first quarter ended March 31, 2008.

In the first quarter, the Company's gross revenues totaled $403.9 million, a 24.0% decrease from gross revenues of $531.3 million reported for the first quarter ended March 31, 2007. Net income for the quarter was $9.7 million, or $0.25 per diluted share, compared with net income of $13.0 million, or $0.34 per diluted share, in the quarter ended March 31, 2007.

The Company's truck segment recorded revenues of $376.7 million in the first quarter of 2008, compared to $505.0 million in the first quarter of 2007. The Company delivered 1,266 new heavy-duty trucks, 972 new medium-duty trucks and 900 used trucks during the first quarter of 2007, compared to 2,030 new heavy-duty trucks, 1,439 new medium-duty trucks and 1,077 used trucks in the first quarter of 2007. Parts, service and body shop sales revenue was $109.4 million in the first quarter of 2008, compared to $109.9 million in the first quarter of 2007.

The Company's construction equipment segment recorded revenues of $22.4 million in the first quarter of 2008, compared to $21.5 million in the first quarter of 2007. New and used construction equipment sales revenue increased 1.2% to $16.9 million in the first quarter of 2008 from $16.7 million in the first quarter of 2007. Construction equipment parts, service and body shop sales increased 15.6% to $5.2 million in the first quarter of 2008 from $4.5 million in the first quarter of 2007.

Marvin Rush, Chairman of Rush Enterprises, Inc., said, "As expected, the impact of the Class 8 and medium-duty truck market downturn has continued through the first quarter of 2008. We believe that the current freight environment, record high fuel prices and tightening credit will cause both Class 8 and medium-duty truck deliveries to remain soft throughout the remainder of 2008," he continued.

"However, the flexibility in our expense structure and our strategy of focusing on the less cyclical areas of the business have once again softened the impact of this weak truck sales market. While U.S. Class 8 retail sales were down 38% in the first quarter of 2008 compared to the first quarter of 2007, our pretax earnings declined only 25% for the same time period."

Rusty Rush, President and Chief Executive Officer, said, "We took actions in the first quarter to reduce overhead expenses to a level more appropriate to serve the current market. Our solid performance in this extremely challenging environment is due to the diligent efforts of employees throughout our organization to manage costs, while remaining focused on growth opportunities and continuing to provide outstanding levels of customer service," he continued.

"Despite the significant decline in Class 8 and medium-duty truck deliveries, parts, service and body shop sales remained relatively constant in the first quarter of 2008, compared to the first quarter of 2007. More importantly, our management of expenses contributed to a healthy absorption rate of 104.9%, compared to 101.7% in the first quarter of 2007, and puts us in a good position to reach our strategic goal of an annual absorption rate of 105% for 2008," Rusty Rush continued.

"Recent downward adjustments to the industry forecast have validated our prior prediction that 2008 U. S. Class 8 truck deliveries are expected to be approximately 140,000 units, a 10% decline from the already depressed 2007 Class 8 truck market. Currently, the industry is forecasting retail sales of medium-duty trucks in the U.S. to be down approximately 12% in 2008 compared to 2007; however, we believe sales of medium-duty trucks in the U.S. will decline approximately 20-25% in 2008. Based on current economic and industry conditions, we do not expect truck sales to recover until early 2009. However, we continue to believe that 2009 will be a strong year for Class 8 truck deliveries, given replacement cycles of vehicles purchased in 2004 to 2006 and the impending 2010 emissions regulations," Rusty Rush explained.

"No doubt, 2008 is shaping up to be a tough operating environment. But, I remain confident that our people, our experience and our strategy will continue to deliver strong financial results," Rusty Rush concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Friday, April 18, 2008 at 11a.m. EDT/ 10 a.m. CDT. The call can be heard live by dialing 877-627-6544 (US) or 719-325-4937 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 15, 2008. Listen to the audio replay until April 25, 2008 by dialing 888-203-1112 (US) or 719-457-0820 (International) and entering the replay pass code 8598409.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects and anticipated results for 2008 and the impact of diesel emissions standards on the truck market, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
          (In Thousands, Except Shares and Per Share Amounts)

                                             March 31,     December 31,
                                               2008            2007
                                            -----------    -----------
 Assets                                     (Unaudited)
 ------
 Current assets:
    Cash and cash equivalents               $   146,225    $   187,009
    Investments                                  30,275             --
    Accounts receivable, net                     57,900         48,781
    Inventories                                 353,817        365,947
    Prepaid expenses and other                    2,199          1,699
    Deferred income taxes, net                    6,695          7,028
                                            -----------    -----------
       Total current assets                     597,111        610,464

 Property and equipment, net                    295,015        299,013

 Goodwill, net                                  120,582        120,582

 Other assets, net                                1,543          1,532
                                            -----------    -----------

 Total assets                               $ 1,014,251    $ 1,031,591
                                            ===========    ===========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
    Floor plan notes payable               $    287,672   $    273,653
    Current maturities of long-term
     debt                                        36,951         33,593
    Current maturities of capital
     lease obligations                            4,189          4,444
    Trade accounts payable                       22,984         40,452
    Accrued expenses                             40,970         60,517
                                            -----------    -----------
       Total current liabilities                392,766        412,659

 Long-term debt, net of current
  maturities                                    156,453        165,352
 Capital lease obligations, net of
  current maturities                             11,968         13,099
 Deferred income taxes, net                      41,882         40,904

 Shareholders' equity:
    Preferred stock, par value $.01
     per share; 1,000,000 shares
     authorized; 0 shares outstanding
     in 2007 and 2006                                --             --
    Common stock, par value $.01 per
     share; 40,000,000 class A shares
     and 10,000,000 class B shares
     authorized; 26,137,946 class A
     shares and 12,272,937 class B
     shares outstanding in 2008;
     26,070,595 class A shares and
     12,265,437 class B shares
     outstanding in 2007                            384            383
    Additional paid-in capital                  180,203        178,274
    Retained earnings                           230,595        220,920
                                            -----------    -----------

     Total shareholders' equity                 411,182        399,577
                                            -----------    -----------

 Total liabilities and shareholders'
  equity                                    $ 1,014,251    $ 1,031,591
                                            ===========    ===========

                RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                                  Three months ended
                                                       March 31,
                                               -----------------------
                                                 2008           2007
                                               --------       --------

 Revenues:
   New and used truck sales                    $251,426       $377,636
   Parts and service                            117,580        117,296
   Construction equipment sales                  16,939         16,734
   Lease and rental                              13,024         12,065
   Finance and insurance                          3,604          5,504
   Other                                          1,285          2,023
                                               --------       --------

     Total revenue                              403,858        531,258

 Cost of products sold:
   New and used truck sales                     231,037        347,892
   Parts and service                             68,640         68,423
   Construction equipment sales                  15,180         14,996
   Lease and rental                              10,822         10,451
                                               --------       --------
     Total cost of products sold                325,679        441,762
                                               --------       --------

 Gross profit                                    78,179         89,496

 Selling, general and administrative             56,945         60,448

 Depreciation and amortization                    3,875          3,602
                                               --------       --------

 Operating income                                17,359         25,446

 Interest expense, net                            1,927          4,528

 Gain on sale of assets                              49             88
                                               --------       --------

 Income before taxes                             15,481         21,006

 Provision for income taxes                       5,806          7,982
                                               --------       --------

 Net income                                    $  9,675       $ 13,024
                                               ========       ========

 Earnings per share:
    Earnings per common
     share - Basic                             $    .25       $    .34
                                               ========       ========
    Earnings per common
     share - Diluted                           $    .25       $    .34
                                               ========       ========

 Weighted average shares outstanding:
    Basic                                        38,373         37,766
                                               ========       ========
    Diluted                                      38,989         38,020
                                               ========       ========

CONTACT: Rush Enterprises Inc.
         Steven L. Keller
         830-626-5226